Exhibit (b)(11)

EXECUTION COPY

Dated 25 October 2016

ACCOUNT PLEDGE AGREEMENT

(Kontenverpfändung)

between

GRAND CHIP INVESTMENT GMBH

as Pledgor

and

XIN RONG LEASING LIMITED

as Original Pledgee, Original Lender, Facility Agent and Security Agent

THIS ACCOUNT PLEDGE AGREEMENT (the Agreement) is made on 25 October 2016 and entered into between:

(1)                                 GRAND CHIP INVESTMENT GMBH, a limited liability company formed under the laws of Germany, with its registered seat in Frankfurt am Main, Germany and its registered office at c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under number HRB 104996

(the Pledgor)

on the one side; and

(2)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No.28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as security agent

(the Security Agent),

(3)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No.28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as original lender

(the Original Lender),

(4)                                 XIN RONG LEASING LIMITED, a private company limited by shares formed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, registered with the companies registry under registration number 2354531, with registered office at 2/F, HongKong Offshore Centre, No.28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong, as facility agent

(the Facility Agent)

on the other side.

The parties named at (2)–(4) above shall be collectively be referred to as the Original Pledgees and each an Original Pledgee. The Pledgor and the Original Pledgees shall collectively be referred to as the Parties and each a Party.

WHEREAS:

(A)                               Pursuant to the terms of the Facility Agreement (as defined below), the Lenders agreed to provide to the Pledgor a term loan facility in an amount of up to EUR 500,000,000 to finance the acquisition of all or a certain number of shares in AIXTRON SE.

(B)                               The Pledgor intends to create a security interest in form of a pledge over certain bank accounts of the Pledgor in favour of the Pledgees for their respective claims against any Obligor (as defined below) under the Finance Documents (as defined below).

(C)                               It is a condition precedent under the Facility Agreement that the Parties enter into this Agreement.

(D)                               For the avoidance of doubt, the security created by or pursuant to this Agreement is to be held and administered by the Security Agent for and on behalf of the Pledgees.

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

Unless otherwise defined herein, capitalised terms used in this Agreement and in the preamble hereto shall have the same meaning as set out in the Facility Agreement.

In this Agreement:

Abstract Acknowledgment of Debt (Parallel Debt Germany) means the abstract acknowledgement of debt entered or to be entered between the Borrower and the Security Agent in respect of acknowledging the Secured Liabilities of the Borrower dated as or around the date of this Agreement.

Account(s) means (i) the Blocked Account, (ii) the General Account and (iii) any other bank account that is currently held by the Pledgor in Germany, including any and all sub-accounts (Unterkonten) ((i) and (ii) together the Existing Accounts) and any and all future accounts that will be opened by the Pledgor after the date hereof (the Future Accounts).

Account Bank means each bank where an Account is held.

Administrative Party means each of the Facility Agent and the Security Agent.

Blocked Account means the account designated as such as more particularly set out in Schedule 1 (Accounts) hereto including any and all sub-accounts (Unterkonten) thereto other than the General Account.

Business Day means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for general business in Hong Kong and Frankfurt am Main, Germany.

Collateral means any and all security granted under this Agreement.

Default shall have the same meaning as in the Facility Agreement.

EUR or Euro means the single currency of any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Facility Agreement means the facility agreement relating to a Euro 500,000,000 term loan facility between, among other parties, the Pledgor as borrower, the Original Lender as lender, the Facility Agent as facility agent and the Security Agent as security agent dated 25 October 2016 for the purpose of financing the acquisition of the shares in the Target (i.e. AIXTRON SE).

Finance Document shall have the same meaning as in the Facility Agreement.

Finance Party means an Administrative Party or a Lender.

Future Pledgee means any person (i) to whom a Pledge is transferred by operation of law, including as a result of assignment (Abtretung) of a Secured Liability or a transfer of contract (Vertragsübernahme) in relation to any Finance Document after the date of this Agreement, and/or (ii) who becomes a party to any Finance Document as a Lender, whether as a result of a transfer of contract (Vertragsübernahme) in relation to any Finance Document after the date of this Agreement or otherwise.

General Account means the account or sub-account designated as such as more particularly set out in Schedule 1 (Accounts).

Lender means (i) the Original Lender and (ii) any bank, financial institution, trust, fund or other entity which has become a party to the Facility Agreement in accordance with Clause 21 (Changes to the Parties) of the Facility Agreement, which in each case has not ceased to be a party in accordance with the terms of the Facility Agreement.

Limit is defined in Clause 10.2 (Release of Security).

Obligor means the Borrower and any Security Provider.

Parallel Debt means any amount which a Pledgor owes the Security Agent pursuant to the Abstract Acknowledgement of Debt (Parallel Debt Germany).

Pledgee means an Original Pledgee or a Future Pledgee.

Pledges means any and all pledges constituted pursuant to this Agreement.

Relevant Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect provided in connection with the Finance Documents.

Secured Liabilities means all present and future claims (Ansprüche) (whether actual or contingent and whether owned or owed jointly or severally and in any other capacity whatsoever) of the Finance Parties against any Obligor under or in respect of the Finance Documents, including without reservation the Parallel Debt, each as amended, restated, extended, varied, supplemented or novated from time to time (including, without limitation, pursuant to any extension of the term or increase in the amounts owed under the Facility Agreement), and including, for the avoidance of doubt, claims for damages (Schadensersatz) and claims based on unjustified enrichment (ungerechtfertigte Bereicherung) and tort (unerlaubte Handlung) as well as any claims arising from the insolvency administrator’s choice to fulfill mutual agreements according to section 103 Insolvency Code (Insolvenzverordnung), in each case together with all costs, charges and expenses incurred by the Finance Parties in connection with the protection, preservation or enforcement of any or all of their rights and claims under the Finance Documents. The term “Secured Liabilities” also covers any future extension, prolongation or increase of any claims and rights of the Finance Parties under the Finance Documents.

Security Provider means each person who is a party to a Security Document other than a Finance Party and the Borrower.

Security Document shall have the same meaning as in the Facility Agreement.

1.2                              Interpretation of terms

(a)                                This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

(b)                                Any reference in this Agreement to:

(i)                                    an “amendment” includes a supplement, novation, restatement or re-enactment and “amend” and “amended” (or any of their derivative forms) will be construed accordingly;

(ii)                                 a “Clause”, a “Subclause” or a “Schedule” is a reference to a Clause or Subclause of, or a Schedule to, this Agreement;

(iii)                              the expressions hereof, herein, hereunder and similar expressions shall be construed as references to this Agreement as a whole and shall not be limited to the particular clause or provision in which the relevant expression appears, and references to this Agreement and all like indications shall include references to this Agreement as supplemented by any other agreement or instrument which amends this Agreement;

(iv)                             “include” or “including” shall be construed without limitation;

(v)                                a “person” includes any individual, firm, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(vi)                             “promptly” or “without undue delay” shall have the same meaning as the German term unverzüglich; and

(vii)                          a “party” or “Party” is a reference to that party together with such party’s permitted successors and assigns.

(c)                                 Where the context so admits, the singular includes the plural and vice versa.

(d)                                Section clauses and Schedule headings are for ease of reference only.

(e)                                 Any reference in this Agreement to a defined document is a reference to that defined document as amended or supplemented from time to time.

1.3                              For the avoidance of doubt, unless specified otherwise in this Agreement, the Security Agent acts as agent (Stellvertreter) for and on behalf of the Pledgees when administering, enforcing releasing or performing any other actions in respect of the security created by this Agreement.

1.4                              This Agreement is a Finance Document.

2.                                     PLEDGE

2.1                              Constitution of the Pledges

(a)                                The Pledgor hereby pledges to each of the Pledgees for their rateable and equally ranking interest as security the present and future credit balances on each of the Accounts, including all interest payable thereon, together with all ancillary rights and claims associated with the Accounts and all existing and future rights and claims in respect of a current account relationship (unechtes oder echtes Kontokorrentverhältnis) between the Pledgor and the Account Bank (including, but not limited to, claims as a result of fixing a balance (Saldofeststellung), the rights for termination of the current account relationship and the right for fixing an actual balance), as well as any claim of the Pledgor against the Account Bank that arises due to or in connection with a debit entry to the Accounts (the Pledges).

(b)                                Each of the Original Pledgees hereby accepts the Pledges. In addition the Security Agent accepts the Pledges for and on behalf of each Future Pledgee hereunder as proxy without power of attorney (Vertreter ohne Vertretungsmacht). Each Future Pledgee to whom a claim or part of a claim under the Finance Documents against the Obligors has been transferred ratifies such acceptance for itself by accepting such transfer, thereby becoming a Pledgee. All Parties confirm that the validity of any of the Pledges constituted hereunder shall not be affected by the Security Agent acting as proxy without power of attorney for each Future Pledgee.

(c)                                 The Parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the assignment including by way of assumption (Vertragsübernahme) of all or part of the Secured Liabilities by any Pledgee to a Future Pledgee.

(d)                                Waiving section 418 of the German Civil Code (Bürgerliches Gesetzbuch), the Parties to this Agreement hereby agree that the security created hereunder shall not be affected by any assignment including by way of assumption of the Secured Liabilities (Vertrags- oder Schuldübernahme) to, or by, any third party.

2.2                              Independent Pledges

The validity and effect of each of the Pledges shall be independent from the validity and the effect of any other Pledges created hereunder. Each of the Pledges to each of the Pledgees shall be a separate and individual pledge. Each of the Pledges shall rank pari passu to each other Pledge created hereunder.

2.3                              Additional Security

The Pledges are constituted in addition, and without prejudice to, any other security the Pledgees may now or hereafter hold in respect of the Secured Liabilities or any part thereof.

3.                                     SECURITY PURPOSE

3.1                              The Pledges shall serve as collateral in order to secure the prompt, complete and irrevocable satisfaction of any and all Secured Liabilities.

3.2                              The Pledges shall also cover any future extension, prolongation or increase of the Secured Liabilities and the Pledgor expressly agrees that the provisions of section 1210 paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

4.                                     NOTIFICATION OF THE PLEDGE

4.1                              The Pledgor shall promptly (unverzüglich), but in any event within three Business Days after the date of this Agreement in respect of the Existing Accounts, and within five Business Days of the Accounts having been opened in respect of Future Accounts, notify the Account Bank of the Pledges created under this Agreement by delivering a signed notification letter substantially in the form set out in Schedule 2 (Notification and Acknowledgement of Pledges) via registered mail with return receipt (Einschreiben mit Rückschein) or a reputable courier (Kurier) and provide the Security Agent with a copy thereof and proof of delivery (Einlieferungsschein). The same shall apply in respect of any pledges to a Future Pledgee accordingly.

4.2                              The Pledgor shall procure provision to the Security Agent of an acknowledgement substantially in the form set out in Schedule 2 (Notification and Acknowledgement of Pledges) executed by the Account Bank promptly (unverzüglich). The Pledgor shall forward the original of such acknowledgement to the Security Agent upon receipt.

4.3                              It is understood among the Parties that a failure by the Pledgor to provide the Security Agent with such acknowledgement by the Account Bank does not affect the validity or enforceability of the Pledges.

4.4                              The Security Agent is authorised (bevollmächtigt) by the Pledgor to notify the Account Bank of the Pledges on the Pledgor’s behalf.

4.5                              The Pledgor shall promptly (unverzüglich), but in any event within three Business Days of a re-designation, renumbering or change of the Accounts or an opening of a new Account, notify the Security Agent and the relevant Account Bank of the Pledges constituted under Clause 2.1 (Constitution of the Pledges) of this Agreement. Clauses 4.2 through 4.4 (Notification of the Pledge) shall apply accordingly.

5.                                     DISPOSAL RIGHTS

5.1                              The Pledgor shall not be entitled to dispose of the Blocked Account (for the avoidance of doubt, excluding the General Account) or any funds deposited therein without the Security Agent’s prior written consent.

5.2                              Unless the Security Agent gives notice to the contrary to the Account Bank, the Pledgor may exercise its rights and powers over and in relation to the General Account in accordance with the provisions of the Facility Agreement.

5.3                              The Security Agent (acting on behalf of the Pledgees) may revoke vis-à-vis the Account Bank the authorisation granted in Clause 5.2 (Disposal Rights) at any time following the occurrence of a Default and exercise all rights and powers over and in relation to the General Account in accordance with the provisions of the Facility Agreement.

5.4                              Upon revocation of the Pledgor’s authorisation, the Security Agent may demand delivery of all documentation in relation to the General Account.

6.                                     THE PLEDGEES’ RIGHT OF REALISATION

6.1                              Pledgees’ Rights

(a)                                Following a Default and, in addition, if and when the requirements set forth in sections 1273, paragraph 2 and 1204 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) with regard to the enforcement of pledges are met (Pfandreife), the Pledgees (or any of them) acting through the Security Agent may at any time thereafter avail itself of all rights and remedies a pledgee has upon default under the laws of the Federal Republic of Germany, in particular as set forth in sections 1204 and following and sections 1234 et seq. of the German Civil Code (Bürgerliches Gesetzbuch) including, without limitation, the right to collect the amounts standing to the credit balance of the Accounts, including all interest payable thereon, in all cases, notwithstanding section 1277 of the German Civil Code (Bürgerliches Gesetzbuch), without obtaining any enforceable judgment or other instrument (vollstreckbarer Titel).

(b)                                The Pledgees (or any of them) acting through the Security Agent shall notify the Pledgor of the intention to realise the Pledges not less than five Business Days before the date on which the Pledges (or any of them) are intended to be realised. Such notice period is not necessary if (a) the Pledgor has generally ceased to make payments, (b) the commencement of insolvency proceedings is filed against the Pledgor or (c) the Pledgees (or any of them) have reasonable grounds to believe that observance of the notice period would adversely affect their legitimate interests (berechtigte Interessen) under or in connection with any Finance Document.

(c)                                 If the Security Agent should seek to enforce the Pledges pursuant to, and in accordance with paragraph (a) above, the Pledgor shall, at its own expense, render forthwith all assistance necessary in order to facilitate the enforcement of the Pledges or any part thereof and/or the exercise by the Security Agent of any other right the Pledgees may have under German law.

(d)                                Section 1224 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply.

(e)                                 In deviation of section 1225 of the German Civil Code (Bürgerliches Gesetzbuch), in the event of enforcement of the Pledges (or any of them), no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Liabilities have been satisfied and discharged in full.

(f)                                  After the complete unconditional, irrevocable and full payment and discharge of all Secured Liabilities any remaining proceeds resulting from the enforcement of the Pledges shall be transferred to the Pledgor at the cost and expense of the Pledgor. Until then, the Pledgees shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Liabilities, notwithstanding their right to seek satisfaction from such proceeds at any time.

6.2                              Application of Proceeds

(a)                                The proceeds resulting from the enforcement of the Pledges shall be applied by the Security Agent towards the satisfaction of the Secured Liabilities.

(b)                                The Pledgees acting through the Security Agent, may, in their sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Liabilities. The Pledgor hereby expressly waives its right pursuant to section 1230 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) to limit the realisation of the Pledges and agrees further that the Security Agent may decide to enforce the Pledges individually in separate proceedings or together in one single proceeding (Gesamtverwertung).

(c)                                 The Pledgor hereby waives (by way of an agreement in favour of third parties pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch)) any rights against the respective Obligors (i) resulting from a legal subrogation pursuant to sections 1225 and 774 of the German Civil Code (Bürgerliches Gesetzbuch) (gesetzlicher Forderungsübergang) of the Secured Liabilities to the Pledgor (and, accordingly, any legal provision providing for such subrogation shall not apply in favour of the Pledgor and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise) and (ii) to demand the assignment of the Secured Liabilities to it pursuant to the German Civil Code (Bürgerliches Gesetzbuch) or under any other applicable law. The Pledgor furthermore hereby waives by way of an agreement in favour of third parties pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch) any contractual and/or statutory damage or reimbursement claims (Schadensersatz- oder Aufwendungsersatzansprüche) against any of the Obligors it may have in case of realisation and/or satisfaction of any of the Secured Liabilities.

7.                                     WAIVER OF DEFENCES

7.1                              The Pledgor hereby waives any rights of revocation (Anfechtbarkeit) and set-off (Aufrechenbarkeit) it may have pursuant to sections 1211 and 770 paragraphs 1 and 2 of the German Civil Code (Bürgerliches Gesetzbuch) and any defence of failure to pursue remedies (Einrede der Vorausklage) it may have.

7.2                              The Pledgor hereby irrevocably waives any rights that may pass to it by subrogation or otherwise, including but not limited to, any recourse claim (Rückgriffsansprüche) it may have or obtain.

7.3                              As a matter of precaution only and without prejudice to Clause 7.2 (Waiver of Defences), the Pledgor hereby agrees not to assert any rights that may pass to it by subrogation or otherwise, including but not limited to, any recourse claim (Rückgriffsansprüche) it may have or obtain (pactum de non petendo).

8.                                     UNDERTAKINGS OF THE PLEDGOR

8.1                              Payments

The Pledgor undertakes towards each of the Pledgees to ensure and to procure that any funds that pursuant to the Finance Documents should have been paid into any Account but have been paid into any other account are transferred immediately to the relevant Account.

8.2                              Notification of Account Balances

The Pledgor undertakes towards the Pledgees to provide the Security Agent (i) at quarterly intervals and no later than on the fifteenth Business Day following the end of a calendar quarter and (ii) promptly (unverzüglich) upon the occurrence of a Default or (iii) at shorter intervals if reasonably requested by any of the Pledgees, with copies of account statements for each of the Accounts.

8.3                              Further Undertakings

Furthermore, the Pledgor undertakes towards the Pledgees:

(a)                                to notify the Security Agent promptly (unverzüglich) of any event or circumstance that affects or may affect the validity or enforceability of any of the Pledges or that has or may have an adverse effect on the security interests created hereunder;

(b)                                not to do or cause or permit to be done anything that would, or could be reasonably expected to, materially adversely affect the security or the rights of the Pledgee under this Agreement or that in any way materially depreciates, jeopardises or otherwise prejudices the security created under this Agreement;

(c)                                 at its own expense,

(i)                                    to execute and do and permit to be done all such assurances, acts and things as the Pledgees may from time to time require for perfecting or protecting the security intended to be created by this Agreement or for facilitating the enforcement or realisation of the security created by this Agreement, including, without limitation, the granting of signing rights to the Accounts to the Security Agent;

(ii)                                 in particular to execute all transfers, conveyances, assignments and releases whether to the Pledgee or to their nominees and give all notices, orders and directions that any Pledgee may request;

(d)                                to maintain the Accounts in Germany;

(e)                                 not to open any account other than the Accounts without the prior written consent of the Security Agent;

(f)                                  not to close, or otherwise provoke the closing of, the Accounts without the prior written consent of the Security Agent;

(g)                                 not to encumber or otherwise dispose of the Accounts without the prior written consent of the Security Agent;

(h)                                to ensure that all rights granted to the Pledgee are prior in rank to any rights of third parties; and

(i)                                    to inform the Security Agent promptly (unverzüglich) of any attachments (Pfändung) regarding the Accounts or any other measures that may impair or jeopardise the Pledgees’ rights relating to the Accounts. In the event of an attachment, the Pledgor undertakes to promptly (unverzüglich) forward to the Security Agent a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) or any other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor promptly (unverzüglich) about the Pledgees’ security interests.

8.4                              Assurance

The Security Agent may at any time request to hold pledges over the Accounts in accordance with the terms of this Agreement.

9.                                     REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that:

(a)                                the Pledgor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement;

(b)                                this Agreement constitutes the legally binding, valid and enforceable obligations of the Pledgor and is in the proper form for enforcement in the Federal Republic of Germany;

(c)                                 the entry into and performance by the Pledgor of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)                                    any law or regulation applicable to the Pledgor;

(ii)                                 the Pledgor’s constitutional documents; or

(iii)                              any document binding upon the Pledgor or any of its assets;

(d)                                all authorisations required by the Pledgor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect;

(e)                                 the Pledgor is the sole holder of the Accounts;

(f)                                  the Pledgor holds the right to any monies in the Accounts and to all interest payable on such monies;

(g)                                 the Pledgor is authorised to dispose of the Accounts without any restrictions, (notwithstanding the pledges under the Account Bank’s general business conditions (Allgemeine Geschäftsbedingungen);

(h)                                the Accounts are free from any liens, pledges, security interests, other encumbrances or other rights of third parties (of whatsoever kind or nature) and that it has reached an agreement with the Account Bank that the Account Bank waives its pledge under its general business conditions (Allgemeine Geschäftsbedingungen) or as established under equivalent provisions;

(i)                                    the Pledgor holds and/or maintains no bank account other than the Accounts; and

(j)                                   the Pledges create valid pledges which are enforceable without enforceable judgement or other instrument (vollstreckbarer Titel).

10.                              RELEASE OF SECURITY

10.1                       Upon prompt, complete and irrevocable satisfaction of the Secured Liabilities, the Security Agent shall as soon as reasonably practicable acting on its own behalf and on behalf of the other Pledgees declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon complete satisfaction of the Secured Liabilities the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of law.

10.2                       If the total value of the aggregate security granted by the Pledgor to secure the Secured Liabilities that can be expected to be realised in the event of an enforcement of the Relevant Security (realisierbarer Wert) exceeds 110 per cent. of the Secured Liabilities (the Limit) not only temporarily, the Security Agent acting on its own behalf and on behalf of the other Pledgees shall on demand of the Pledgor release such part of the Relevant Security (Sicherheitenfreigabe) as the Security Agent may in its reasonable discretion determine so as to reduce the realisable value of the Relevant Security to the Limit.

11.                              INDEMNITY

11.1                       Liability for Damages

None of the Pledgees shall be liable for any loss or damage suffered by any Pledgor save in respect of such loss or damage that is suffered as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the respective Pledgee.

11.2                       Indemnification

The Pledgor shall indemnify and keep the Pledgees and any attorney, manager, agent or other person appointed by the Pledgees under or in connection with this Agreement indemnified (the Indemnified Parties) against any losses, actions, claims, expenses, stamp duties, demands and liabilities that are incurred by or made against any Pledgee or any of the other Indemnified Parties for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach of the Pledgor of any of its obligations or undertakings contained herein, other than to the extent that such losses, actions, claims, expenses, stamp duties, demands and liabilities are incurred or made against the Indemnified Parties as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of any of the Indemnified Parties.

12.                              RESTRICTIONS ON SELF-DEALING

Each other Pledgee hereby relieves the Security Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Pledgee. A Pledgee which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Security Agent accordingly.

13.                              DURATION AND INDEPENDENCE

13.1                       Duration

This Agreement shall remain in full force and effect until the full, complete payment and irrevocable satisfaction or discharge of the Secured Liabilities. The Pledges shall not cease to exist if any payments made in satisfaction of the Secured Liabilities have only temporarily discharged the Secured Liabilities.

13.2                       Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any Finance Document or in any document or agreement related thereto shall affect the validity or the scope of this Agreement, nor the obligations imposed on the Pledgor pursuant to it. For the avoidance of doubt the Pledges shall cover any future extension of the Secured Liabilities and the Pledgor herewith explicitly consents to any such further extension in accordance with § 1210 of the German Civil Code (Bürgerliches Gesetzbuch).

13.3                       Independence

This Agreement is independent from any other security or guaranty which may have been or will be granted to the Pledgees with respect to any of the Secured Liabilities. None of such other security granted under the other Security Documents entered into to secure the Secured Liabilities shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

14.                              COSTS AND EXPENSES

All costs and expenses (including legal fees) incurred by any Pledgee in connection with the enforcement or the preservation of any rights under this Agreement and the security created by it, including (without limitation) any losses, costs and expenses that any Pledgee may from time to time sustain, incur or become liable for, shall be borne by the Pledgor and shall be paid to the relevant Pledgee promptly (unverzüglich) upon demand. All other costs and expenses (including legal fees) of the Pledgees shall be allocated between the Parties in accordance with the provisions of the Finance Documents.

15.                              PARTIAL INVALIDITY; WAIVER

15.1                       Invalidity

If any of the provisions of this Agreement is or becomes invalid, unenforceable or impractical in whole or in part, the validity and enforceability of the other provisions hereof shall not be affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the economic aims pursued by the Parties and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision that it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

15.2                       Waiver

No failure to exercise, nor any delay in exercising any right or remedy hereunder on the part of any Pledgee shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

16.                              AMENDMENTS

Any changes, amendments and waivers of any provision of this Agreement, including this Clause 16 (Amendments), must be made in writing (Schriftform), unless a stricter form requirement applies.

17.                              SUCCESSORS

This Agreement shall be binding upon the Parties hereto and their respective successors in law. The Security Agent and the Pledgees shall be entitled to assign or otherwise transfer any and all of their respective rights and duties under this Agreement to third parties in connection with any assignment, transfer of any other disposal under the Finance Documents, including without limitation the provisions of the Facility Agreement in relation to the replacement of the Security Agent and changes to the Lenders. The Pledgor is entitled to any such transfer upon prior written consent of the Security Agent only.

18.                              NOTICES AND THEIR LANGUAGE

18.1                       Notices

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by letter, courier, email or facsimile to the following addresses:

(a)                                In the case of the Pledgor:

Address:	Room 3214, 32/F, Grand Millennium Plaza COSCO Tower, 183 Queen’s Road, Central HK, Hong Kong

Attention:	Zhendong Liu

Fax number:	+852-2320 3408

E-mail:	liuzd@grandchipfund.com

(b)                                In the case of the Pledgees, acting through the Security Agent:

Address:	43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China

Attention:	Mr. JiuJu Feng

Fax number:	+86-21-6012 9888

E-mail:	fengjiuju@ic-leasing.com

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Pledgees (or the Pledgees may notify to the Pledgor, if a change is made by the Pledgees acting through the Security Agent) by not less than 5 (five) Business Days’ notice.

18.2                       Language

Unless otherwise required by statutory German law, any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail (unless the document is a statutory or other official document or provides otherwise), except that where a German translation of a legal term appears in such text, the German translation shall prevail.

19.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when so executed shall constitute one and the same Agreement.

20.                              CONCLUSION OF THIS AGREEMENT

20.1                       The Parties may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

20.2                       If the Parties choose to conclude this Agreement in accordance with Clause 20.1 (Conclusion of this Agreement) above, they will transmit the signed signature page(s) of this Agreement to Reed Smith LLP, Munich office, Banking & Finance Department, telefax number +49 (0)89 20304 199; e-mail PBergmann@reedsmith.com (for the purposes of this Clause 20, the Recipient). The Recipient, acting as an authorised receiving agent (Empfangsbote), will forward the signature pages to all Parties by one of the means of communication referred to in Clause 20.1 (Conclusion of this Agreement) above. The Agreement shall be concluded as soon as all Parties have received signature pages of all other Parties (Zugang). Promptly (unverzüglich) after receipt of all signature pages by the Parties, they shall confirm such receipt.

20.3                       For the purposes of this Clause 20 (Conclusion of this Agreement) only, the Parties authorise the Recipient to receive on their behalf the signature page(s) from all other Parties as an authorised receiving agent (Empfangsbote) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties. For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

21.                              APPLICABLE LAW; JURISDICTION

21.1                       Governing Law

This Agreement and any non-contractual obligations arising out or in connection with it shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

21.2                       Jurisdiction

(a)                                German Courts

Without prejudice to Clause 21.2(c) (Non-Exclusive Jurisdiction), the courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a Dispute).

(b)                                Convenient Forum

The parties agree that the court of Frankfurt am Main, Germany, is the most appropriate and convenient court to settle disputes between them and, accordingly, that they will not argue to the contrary.

(c)                                 Non-Exclusive Jurisdiction

This Clause 21.2 (Jurisdiction) is for the benefit of the Pledgees and the Security Agent only. As a result any of Security Agent or any of the Pledgees shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

(Remainder of page intentionally left blank)

Schedule 1

ACCOUNTS

Name of Account	Account Holder	Account Bank	IBAN	BIC
Blocked Account (defined as “Bank Account (Borrower Blocked)” in the Facility Agreement)	Grand Chip Investment GmbH (formerly known as Platin 1205. GmbH)	Deutsche Bank AG	DE45 8707 0000 0746 7962 00	DEUTDE8CXXX

General Account (defined as “Bank Account (Borrower — General)” in the Facility Agreement)	Grand Chip Investment GmbH (formerly known as Platin 1205. GmbH)	Deutsche Bank AG	DE18 8707 0000 0746 7962 01	DEUTDE8CXXX

Schedule 2

NOTIFICATION AND ACKNOWLEDGEMENT OF PLEDGES

[ON PLEDGOR’S LETTERHEAD / BRIEFKOPF DES VERPFÄNDERS]

To:

Deutsche Bank AG
Grosse Gallusstrasse 10-14, 60311 Frankfurt am Main, Germany

Tel.                            +49 69 910 39168

Fax                           +49 69 910 85250

Mobile   +49 172 348 7396

Attention:                                         Mark S. Schmitz

Vice President

Corporate & Investment Banking

Corporate Finance - Mergers & Acquisitions

Email     mark.schmitz@db.com

Date: 2016

Dear Sirs,	Kontoverpfändungsanzeige

Notification of Account Pledge	Sehr geehrte Damen und Herren,

We hereby notify you that pursuant to an account pledge agreement dated                        2016 between, among other parties us as pledgor (the Pledgor) and Xin Rong Leasing Limited as pledgee and Security Agent (the Security Agent) any rights in or in connection with the following accounts (the Accounts):

hiermit zeigen wir Ihnen an, dass gemäß eines Kontenverpfändungsvertrages vom                        2016 zwischen (unter anderem) uns als Pfandgeber (der Pfandgeber) und Xin Rong Leasing Limited als Pfandgläubiger und Sicherheitentreuhänder (der Sicherheitentreuhänder) jegliche Rechte am oder im Zusammenhang mit folgendem Konto (die Konten):

IBAN: DE45 8707 0000 0746 7962 00 BIC: DEUTDE8CXXX (the Blocked Account / das Sperrkonto) IBAN: DE18 8707 0000 0746 7962 01 BIC: DEUTDE8CXXX (the General Account / das Allgemeine Konto)

and all interest payable on such accounts, together with all ancillary rights and claims	und aller darauf zu ziehenden Zinsen und zusammen mit allen damit verbundenen

have been pledged to the Security Agent.	Rechten und Forderungen an den Sicherheitentreuhänder verpfändet wurden.

It has been agreed that we shall not be entitled to dispose of the Blocked Account without the Security Agent’s prior written consent.	Es wurde vereinbart, dass wir nicht berechtigt sind, über das Sperrkonto ohne die vorherige schriftliche Zustimmung des Sicherheitentreuhänders zu verfügen.

It has further been agreed that unless the Security Agent gives you notice to the contrary, we may exercise our rights and powers over and in relation to the General Account.	Es wurde weiterhin vereinbart, dass wir unsere Rechte und Befugnisse bezüglich des Allgemeinen Kontos ausüben dürfen, bis Sie eine anders lautende Mitteilung des Sicherheitentreuhänders erhalten.

Please confirm to the Security Agent that:	Bitte bestätigen Sie dem Sicherheitentreuhänder, dass:

1. you received this Notification of Account Pledge;	1. Ihnen diese Kontoverpfändungsanzeige zugegangen ist,

2. you have neither received any other previous notice of pledge relating to the Accounts nor are you aware of any third party rights in relation to the Accounts; and	2. Ihnen weder eine andere frühere Verpfändungsanzeige bezüglich der Konten zugegangen ist noch Ihnen Rechte Dritter bezüglich der Konten bekannt sind, sowie

3. you waive any of your rights to exercise any present or future, legal or contractual retention right or right of set-off and you waive any lien (including the pledge under your general business conditions),

3. Sie darauf verzichten, jegliche Ihrer bestehenden und zukünftigen gesetzlichen oder vertraglichen Zurückbehaltungs- und Aufrechnungsrechte geltend zu machen, und Sie auf Ihre Sicherungsrechte (einschließlich des Pfandrechts gemäß Ihren Allgemeinen Geschäftsbedingungen) verzichten,

by countersigning the enclosed acknowledgment and returning the same to the Security Agent.	indem Sie die beigefügte Bestätigung unterzeichnen und an den Sicherheitentreuhänder übersenden.

Until you are notified of a different address by the Security Agent, its address is as follows:	Bis Ihnen der Sicherheitentreuhänder eine andere Anschrift mitteilt, ist seine Anschrift wie folgt:

43th Floor, No.729 YangGao Road, Pudong New District Shanghai, 200127, China Attention: Mr. JiuJu Feng

Yours faithfully	Mit freundlichen Grüßen

For and on behalf of Grand Chip Investment GmbH:

Signature / Unterschrift

Name

Title / Titel

To:

Grand Chip Investment GmbH

Fax number: +852-2320 3408

Copy:

Xin Rong Leasing Limited

Fax number: +86-21-6012 9888

Date:                         2016

Dear Sirs

GRAND CHIP INVESTMENT GMBH —

Blocked Account
IBAN: DE45 8707 0000 0746 7962 00
BIC: DEUTDE8CXXX

General Account:

IBAN: DE18 8707 0000 0746 7962 01

BIC: DEUTDE8CXXX

(the Accounts)

We make reference to the notification of account pledge from you dated                        2016, by which we were notified of an account pledge relating to the Accounts in favour of (among other parties) Xin Rong Leasing Limited (the Security Agent) pursuant to an account pledge agreement dated                        2016 between, among other parties, Grand Chip Investment GmbH as pledgor (the Pledgor) and the Security Agent (the Account Pledge Agreement).

We acknowledge receipt of the abovementioned notification and confirm that we have neither received any other previous notice of pledge relating to the Accounts nor are we aware of any third party rights in relation to the Accounts.

We acknowledge that the Pledgor shall not be entitled to dispose of the Blocked Account without the Security Agent’s prior written consent.

We further acknowledge that unless the Security Agent gives us notice to the contrary, the Pledgor may exercise its rights and powers over and in relation to the General Account.

We hereby irrevocably and unconditionally waive our lien on the Accounts pursuant to our General Business Conditions (to the extent applicable) and our rights in respect of and agree not to exercise our rights to any set-off or deduction from the Accounts or invoke any rights of retention in relation to the

Accounts with respect to such rights, title and interest in favour of the Security Agent deriving from the Account Pledge Agreement (the Waiver).

The Pledgor will inform us about settlement of the secured claim or rescission of the pledge or termination of the Account Pledge Agreement by providing a written confirmation from the Security Agent.

In order to avoid misrouting please direct all your correspondence, particularly a revocation of the power of disposal of the account holder to the following address:

Deutsche Bank AG

Grosse Gallusstrasse 10-14, 60311 Frankfurt am Main, Germany

Tel.         +49 69 910 39168

Fax         +49 69 910 85250

Mobile   +49 172 348 7396

Attention: Mark S. Schmitz

Vice President

Corporate & Investment Banking

Corporate Finance - Mergers & Acquisitions

Email     mark.schmitz@db.comGermany

Please note that we will not assess the validity of the pledge created under the Account Pledge Agreement in an enforcement scenario and rely on the notification of the pledge only.

Yours faithfully

For and on behalf of

Deutsche Bank AG

Signature	Signature

Name	Name

Title	Title

SIGNATURES

The Pledgor:

GRAND CHIP INVESTMENT GMBH

By:	/s/ Liu Zhendong
Name: Liu Zhendong
Title: Director

By:
Name:
Title:

The Original Pledgee, Original Lender, Facility Agent and Security Agent:

XIN RONG LEASING LIMITED

By:	/s/ Du Yang
Name: Du Yang
Title: Director

By:
Name:
Title: